Exhibit 5.1

MASLON LLP

www.maslon.com

612.672.8200 O

June 6, 2025

Amaze Holdings, Inc. 2901 West Coast Highway, Suite 200 Newport Beach, CA 92663

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Amaze Holdings, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale from to time by C/M Capital Master Fund, LP (“C/M Capital”), as a selling stockholder, of up to 44,621,626 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (a) up to 43,750,000 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole direction, to issue and sell to C/M Capital pursuant to a Securities Purchase Agreement, dated as of May 6, 2025, by and between the Company and C/M Capital (the “Purchase Agreement”), (b) up to 543,501 shares of Common Stock (the “Initial Commitment Shares”) that have been issued to C/M Capital as consideration for it entering into the Purchase Agreement, and (c) up to 328,125 shares of Common Stock (the “Additional Commitment Shares”) that may be issued after date of the Purchase Agreement to C/M Capital as consideration for it entering into the Purchase Agreement. This opinion letter is being furnished in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined copies of such agreements, instruments and documents and undertaken such further inquiry as we consider necessary or advisable for purposes of rendering the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all documents submitted to us as copies.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than Chapter 78 of the Nevada Revised Statutes.

June 6, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.       The Initial Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.       The Additional Commitment Shares have been duly authorized and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

3.       The Purchase Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

Maslon LLP